EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-206246, 333-189098, 333-183663, 333-123089, 333-123079, 333-153276, 333-192036, and 333-197959 of Sterling Bancorp on Form S-8; Registration Statement No. 333-125855 of Sterling Bancorp on Form S-3D; and Registration Statement No. 333-201873 of Sterling Bancorp on Form S-3 of our report dated February 26, 2016, with respect to the consolidated financial statements of Sterling Bancorp, and the effectiveness of internal control over financial reporting, which report appears in this annual report on Form 10-K of Sterling Bancorp for the year ended December 31, 2015.

                                                                                                                /s/ Crowe Horwath LLP
New York, New York
February 29, 2016